Exhibit 99.1

Behringer Harvard Mid-Term Value Enhancement Fund I LP is designed for medium-term real estate holdings with objectives that balance capital appreciation and capital preservation along with investor need for current income. Focusing on institutional-quality properties, the Fund invests in markets with high barriers to entry in large metropolitan areas nationwide.

Corporate Headquarters

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

866.655.3600

behringerharvard.com

Investor Information

For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

I                                            BEHRINGER HARVARD MID-TERM VALUE ENHANCEMENT FUND I LP

Q 3

THIRD QUARTER REPORT SUMMARY

15601 Dallas Parkway, Suite 600 Addison, Texas 75001-6026 866.655.3600

LETTER FROM THE

GENERAL PARTNER

Dear Investor:

Behringer Harvard Mid-Term Value Enhancement Fund I LP entered the third quarter with five assets in the Fund’s portfolio and acquired one additional property in the fourth quarter.

Current assets, depicted on the back of this report, include:

•                           Northpoint I — a Dallas-area asset acquired in 2004, this suburban office building is 100% leased by three tenants. During the third quarter, Medical Edge, an existing tenant, subleased a significant portion of space from another existing tenant, Centex Homes.

•                           Tucson Way Building — 100% leased by Raytheon through 2012, this suburban Denver asset is the headquarters for Raytheon’s antarctic research unit, operating under a government grant.

•       Hopkins Building — this asset in the Minneapolis suburb of Hopkins is 100% leased by Sungard Corporation through 2010.

•                           2800 West Mockingbird Lane — 100% leased by a data storage company through 2010, this asset is adjacent to Love Field Airport, home to Southwest Airlines.

•                           Parkway Vista Building — our most recent acquisition in the Dallas suburb of Plano, this property is 95.6% leased to 11 tenants. Plano continues to enjoy population growth and increased commercial activity as the economy recovers.

In the fourth quarter, we acquired the following:

1401 N. Plano Road

•                            Dallas (Richardson), Texas — A single-tenant, 29,880 square foot office building leased through late 2010 to a U.S. division of an international HVAC manufacturer.

Market Insight:

Dallas — Current market conditions continue to trend in a modestly positive direction in the metro area. According to Torto Wheaton real estate research (3Q 2005), Dallas is expected to experience rental rate increases of 2.9% and occupancy increases of 3.9%.

Denver — As the economy recovers in the Denver area, current signs point to additional tenants and other corporate users moving back into the southern suburbs. Absorption of office space in the Southeast suburban market was up by 48,000 square feet in the third quarter of 2005 from the second quarter.

Minneapolis — Minneapolis posted positive net absorption for the third quarter of 2005. Occupancies in office-flex buildings increased by 1.7% from 2004.

Based upon available distributable cash flow, during the third quarter of 2005, the Fund paid shareholders monthly distributions at an annualized rate of 6%. The Fund’s conservative unleveraged stance and overall total return objectives dictate that management seek a weighted balance of current income with a tempered potential for capital appreciation. Our mix of stable assets should continue to move us closer to this goal.

Sincerely,

/s/ Robert M. Behringer
Robert M. Behringer General Partner

BEHRINGER HARVARD MID-TERM VALUE ENHANCEMENT FUND I LP

FINANCIAL HIGHLIGHTS	(Unaudited)

(in thousands)	Three months ended Sept. 30, 2005	Three months ended Sept. 30, 2004	Nine months ended Sept. 30, 2005	Nine months ended Sept. 30, 2004
Total revenue	$1,137	$397	$2,916	$526
Total expenses	1,273	418	2,871	612
Interest income	45	14	183	26
Other expenses	6	—	—	—
Net income (loss)	$(97)	$(7)	$228	$(60)

EBITDA
Earnings before Interest, Taxes, Depreciation
and Amortization (EBITDA)
Net income (loss)	$(97)	$(7)	$228	$(60)
Depreciation	188	55	455	81
Amortization	222	33	513	34
EBITDA	$313	$81	$1,196	$55

Weighted average number of limited partnership units	4,421	1,642	4,292	912

SUMMARIZED BALANCE SHEET

	Sept. 30, 2005	Dec. 31, 2004
	(unaudited)
Total assets	$38,107	$29,514
Total liabilities	$1,811	$2,612
Total stockholders’ equity	36,296	26,902

Total liabilities and stockholders’ equity	$38,107	$29,514

In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of September 30, 2005 and December 31, 2004 and our consolidated results of operations and cash flows for the periods ended September 30, 2005 and 2004.

This quarterly report contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard Mid-Term Value Enhancement Fund I LP (which may be referred to as the “Company,” “we,” “us,” or “our”) and our subsidiaries, our anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution investors to not place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this report. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. The forward-looking statements should be read in light of these factors.

Current Property Portfolio

Hopkins Building

Minneapolis (Hopkins), Minnesota

Northpoint I

Dallas, Texas

Tucson Way Building

Denver (Centennial), Colorado

2800 West Mockingbird Lane

Dallas, Texas

Parkway Vista Building

Dallas (Plano), Texas

1401 N. Plano Road

Dallas (Richardson), Texas
(acquired in Dec. 2005)

05120008